Exhibit 99.3

FOR IMMEDIATE RELEASE:            January 28, 1999

CONTACT:                          Christine Farrell
                                  Frederick Brewing Co.
                                  (888) 258-7434, ext. 122

                        THE SUBLIMINATOR(R) DOPPLEBOCK--
                                 SIMPLY SUBLIME
            Blue Ridge(R) Subliminator(R) Dopplebock Returns in March

FREDERICK, MD -- Frederick Brewing Co. announced the return of its award-winning seasonal, Blue Ridge(R) Subliminator(R) Dopplebock. This dark, ruby-red beer, popular for its rich taste, is brewed in limited quantities. It will be released in March after almost three months of fermentation and maturation.

This strong lager was first introduced in the spring of 1995. Later that year, it was awarded a silver medal in the bock category at the Annual Great American Beer Festival. Since its early success and popularity, this beer has gone on to win its second silver medal at the 17th Annual Great American Beer Festival.

Monks, as a form of liquid bread during Lent, originally consumed this type of strong, full-bodied lager, known as bock beer. Though not twice as strong, extra strong bocks are known as dopple ("double") bocks.


Blue Ridge(R) Subliminator(R) Dopplebock Specifications

Malts:        2-Row Pale, Munich Malt, Caramel Malt

Hops:         US Hallertauer, Mt. Hood, Tettnang

Hop Aroma:    Med/Spice

Color:        Copper Brown

Gravity:      21(degree) Plato

Alcohol:      6.8% by volume

CO2:          2.6 Vol.
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Founded in 1993 with the Blue Ridge(R) brand of beers, Frederick Brewing Co.
completed an initial public offering (IPO) in 1996. In March 1997, the company moved from a converted warehouse to a purpose-built, 57,000 square foot facility. In December 1997, FBC acquired two other microbreweries; Wild Goose Brewery, Inc. and Brimstone Brewing Co., creating the largest craft brewery in the Mid-Atlantic region. Today, Frederick Brewing Co.'s award-winning beers are sold in 33 states, the District of Columbia and several international markets. FBC shares are traded under the NASDAQ symbol: BLUE.

Free public tours and tastings are held at Frederick Brewing Co.'s brewery every Saturday and Sunday at 1:30 p.m. Reservations are not required. Directions are available by calling the brewery at (888) 258-7434, visiting the Frederick Brewing Co. website at http://www.fredbrew.com, or referring to the map on the bottom of a 6-pack. Downloadable label artwork and brewery photographs are available at http://www.fredbrew.com-prphotos.

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